Pricing Supplement No. 3121 To prospectus supplement dated August 20, 2018 and prospectus dated August 20, 2018	Registration Statement No. 333–226421 Rule 424(b)(2)

Deutsche Bank AG

$800,000,000 1.686% Fixed Rate Senior Debt Funding Notes due March 2026

General

•	The 1.686% Fixed Rate Senior Debt Funding Notes due March 19, 2026 (the “notes”) pay interest semi-annually in arrears at a rate of 1.686% per annum. The notes are designed for investors who seek semi-annual interest payments with the return of principal at maturity. All payments on the notes, including interest payments and the repayment of principal at maturity, are subject to the credit of the Issuer.

•	Unsecured, unsubordinated senior preferred obligations of Deutsche Bank AG due March 19, 2026

•	The notes are intended to qualify as eligible liabilities for the minimum requirement for own funds and eligible liabilities of the Issuer.

•	Minimum denominations of $150,000 and integral multiples of $1,000 (the “Principal Amount”) in excess thereof

•	The notes priced on March 16, 2021 (the “Trade Date”) and are expected to settle on March 19, 2021 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company (“DTC”).

Key Terms

Issuer:	Deutsche Bank AG New York Branch
Issue Price:	100.00%
Interest Rate:	1.686% per annum, payable on a semi-annual basis in arrears on each Interest Payment Date, based on an unadjusted 30/360 day count convention.
Interest Payment Dates:	March 19 and September 19 of each year, commencing on September 19, 2021 and ending on the Maturity Date. If any scheduled Interest Payment Date is not a Business Day (as defined below), the interest will be paid on the first following day that is a Business Day. Notwithstanding the foregoing, such interest will be paid with the full force and effect as if made on such scheduled Interest Payment Date, and no adjustment will be made to the amount of interest to be paid.
Trade Date:	March 16, 2021
Settlement Date:	March 19, 2021
Maturity Date:	March 19, 2026
Listing:	None
CUSIP / ISIN	25160PAF4 / US25160PAF45

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS–5 of the accompanying prospectus supplement and page 19 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS–6 of this pricing supplement.

By acquiring the notes, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures and Deemed Agreement” on page PS–2 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	100.000%	0.300%	99.700%
Total	$800,000,000	$2,400,000	$797,600,000
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”), an agent for this offering, is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

March 16, 2021

RESOLUTION MEASURES AND DEEMED AGREEMENT

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”), which was implemented into German law by the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or, as amended, the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union was transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us.

By acquiring the notes, you will be bound by and will be deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment on the notes; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our equity securities, assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Senior Debt Funding Indenture dated July 30, 2018 among us, Delaware Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar, as supplemented by the first supplemental senior debt funding indenture dated as of March 1, 2021, and as may be further amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or any of the indenture agents takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus dated August 20, 2018, including the risk factors beginning on page 19 of such prospectus.

SUMMARY

You should read this pricing supplement together with the prospectus supplement dated August 20, 2018 relating to our Senior Debt Funding Notes, Series E of which these notes are a part and the prospectus dated August 20, 2018. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or, if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated August 20, 2018:

https://www.sec.gov/Archives/edgar/data/1159508/000095010318009815/dp94666_424b2-prosupse.htm

•	Prospectus dated August 20, 2018:

https://www.sec.gov/Archives/edgar/data/1159508/000119312518252721/d567315d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying prospectus supplement and prospectus. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement relevant to your investment and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in this pricing supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this pricing supplement nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this pricing supplement and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

SELECTED RISK CONSIDERATIONS

An investment in the notes involves risks. This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.

•	THERE CAN BE NO ASSURANCE THAT THE USE OF PROCEEDS OF THE NOTES TO FINANCE ELIGIBLE GREEN ASSETS WILL BE SUITABLE FOR THE INVESTMENT CRITERIA OF AN INVESTOR AND THERE IS NO CONTRACTUAL OBLIGATION TO ALLOCATE AN AMOUNT EQUAL TO THE NET PROCEEDS OF THE SALE OF THE NOTES TO ELIGIBLE GREEN ASSETS — We will allocate an amount equal to the net proceeds of the sale of the notes to the financing or refinancing, in whole or in part, to existing or future Eligible Green Assets (as defined under “Use of Proceeds” in this pricing supplement). However, the specific net proceeds of the sale of the notes will be managed according to our normal liquidity practices. Furthermore, in connection with the allocation of an amount equal to the net proceeds of the sale of the notes to Eligible Green Assets, no assurance can be given that such allocation will be capable of being implemented in such manner or in accordance with any timing schedule, or that any such financing of Eligible Green Assets will be completed within any specified period or at all or with the results or outcome as we originally expected or anticipated. Prospective investors should consider the information in the “Use of Proceeds” section below and consult with their advisors before making an investment in the notes. Prospective investors must determine for themselves the relevance of such information for the purpose of any investment in the notes, together with any other investigation they deem necessary. In particular, no assurance is given by us or any agent or any other person that the allocation of an amount equal to the net proceeds of the sale of the notes to finance or refinance any Eligible Green Assets will satisfy, whether in whole or in part, any current or future investor expectations or requirements regarding any investment criteria or guidelines with which such investor or its investments are required to comply (whether by any current or future applicable law or regulation or by its own bylaws or other governing rules or investment portfolio mandates), in particular with regard to any direct or indirect environmental or sustainability impact of any Eligible Green Assets.

There currently is no clear definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a “green”, “sustainable” or equivalently labeled project, or as to what precise attributes are required for a particular project to be defined as “green” or “sustainable”. Accordingly, no assurance is or can be given to investors that any Eligible Green Asset selected to receive an allocation of funds will meet any or all investor expectations regarding such “green”, “sustainable” or other equivalently labeled objectives, or that any adverse environmental and/or other impacts will not occur during the implementation of any Eligible Green Asset.

No assurance or representation is given by us or any agent as to the suitability or reliability for any purpose whatsoever of any “second party opinion” or certification regarding the use of proceeds (whether or not solicited by us or any affiliate), in particular with respect to whether any Eligible Green Assets fulfill any environmental, sustainability or other criteria. Any such opinion or certification is not, nor should it be deemed to be, a recommendation by us or any agent to buy, sell or hold any notes. Any such opinion or certification is only current as of the date it was initially issued. To our knowledge, currently the providers of such opinions and certifications are not subject to any specific regulatory or other regime or oversight. In addition, any such provider will have been engaged by us or one of our affiliates and will receive a profit in connection with the issuance of any such opinion or certification. Prospective investors must determine for themselves the relevance and reliability of any such opinion or certification and/or the information contained therein, as well as the provider of any such opinion or certification, for the purpose of any investment in the notes. For the avoidance of doubt, no such opinion or certification is, nor shall it be deemed to be, incorporated into this pricing supplement or the accompanying prospectus supplement or prospectus.

In addition, there is no contractual obligation to allocate an amount equal to the net proceeds of the sale of the notes to Eligible Green Assets or to provide periodic progress reports as described in “Use of Proceeds.” Our failure to allocate an amount equal to the net proceeds of the notes to finance or refinance Eligible Green Assets or to provide periodic progress reports, the failure of any business or project related to an Eligible Green Asset to meet investor expectations regarding such “green”, “sustainable” or other equivalently labeled performance objectives, or the failure of an independent external review provider with environmental expertise to issue a second party opinion on the allocation of the proceeds or the withdrawal of any such opinion, will not constitute a breach of contract or an event of default under the notes or the Indenture. Any such failure may adversely affect the value of the notes and/or have adverse consequences for certain investors with portfolio mandates to invest in green assets.

•	THE VALUE OF THE NOTES MAY DECLINE DUE TO SUCH FACTORS AS A RISE IN INFLATION AND/OR INTEREST RATES OVER THE TERM OF THE NOTES — Because the notes mature in 2026, their value may decline over time due to such factors as inflation and/or rising interest rates. In addition, if the market interest rates rise during the term of the notes, the Interest Rate on the notes may in the future be lower than the interest rates for similar debt securities then prevailing in the market. If this occurs, you will not be able to require the Issuer to redeem the notes and will, therefore, bear the risk of holding the notes and of earning a lower return than you could earn on other investments until the Maturity Date.

•	THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are unsecured and unsubordinated obligations of Deutsche Bank AG, ranking in priority to its senior non-preferred obligations, and are not, either directly or indirectly, an obligation of any third party. Any interest payments to be made on the notes and the repayment of principal at maturity depend on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes. Any future downgrade could materially affect Deutsche Bank AG’s funding costs and cause the trading price of the notes to decline significantly. Additionally, under many derivative contracts to which Deutsche Bank AG is a party, a downgrade could require it to post additional collateral, lead to terminations of contracts with accompanying payment obligations or give counterparties additional remedies. In the event Deutsche Bank AG were to default on its payment obligations or become subject to a Resolution Measure, you might not receive interest and principal payments owed to you under the terms of the notes and you could lose your entire investment.

•	THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the notes are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the notes; converting the notes into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes. The competent resolution authority may apply Resolution Measures individually or in any combination. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of such Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, it will be difficult to predict when, if at all, a Resolution Measure might become applicable to us in our individual case. Accordingly, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	OUR SENIOR DEBT FUNDING SECURITIES, INCLUDING THE NOTES OFFERED HEREIN, ARE INTENDED TO QUALIFY AS ELIGIBLE LIABILITIES FOR THE MINIMUM REQUIREMENT FOR OWN FUNDS AND ELIGIBLE LIABILITIES OF THE ISSUER. THEY ARE EXPECTED TO CONSTITUTE “SENIOR PREFERRED” DEBT SECURITIES AND WOULD, IF INSOLVENCY PROCEEDINGS ARE OPENED

AGAINST US OR IF RESOLUTION MEASURES ARE IMPOSED ON US, BEAR LOSSES AFTER OUR “SENIOR NON-PREFERRED” DEBT INSTRUMENTS BUT BEFORE OTHER LIABILITIES WITH AN EVEN MORE SENIOR RANK, FOR EXAMPLE, COVERED DEPOSITS HELD BY NATURAL PERSONS AND MICRO, SMALL AND MEDIUM-SIZED ENTERPRISES — The notes are intended to qualify as eligible liabilities for the minimum requirement for own funds and eligible liabilities of the Issuer. The obligations under the notes constitute unsecured and unsubordinated preferred obligations of the Issuer ranking pari passu among themselves and with other unsecured and unsubordinated obligations of the Issuer, subject, however, to statutory priorities conferred to certain unsecured and unsubordinated obligations in the event of resolution measures being imposed on the Issuer or in the event of the dissolution, liquidation, insolvency, composition or other proceedings for the avoidance of insolvency of, or against, the Issuer. Pursuant to §46f(5) of the German Banking Act (Kreditwesengesetz, "KWG"), the obligations under the notes rank in priority of those under debt instruments of the Issuer within the meaning of §46f(6) sentence 1 KWG (also in conjunction with § 46f(9) KWG) or any successor provision.

In accordance with §10(5) KWG, you as holder of notes may not set off your claims arising under the notes against any claims of the Issuer. No collateral or guarantee shall be provided at any time to secure claims of a holder of notes under the Notes; any collateral or guarantee already provided or granted in the future in connection with other liabilities of the Issuer may not be used for claims under the notes.

No subsequent agreement may enhance the seniority of the obligations as described above or shorten the term of the Notes or any applicable notice period. Any redemption, repurchase or termination of the Notes prior to their scheduled maturity is subject to the prior approval of the competent authority.

If insolvency proceedings are opened against us or if Resolution Measures are imposed on us, our “senior preferred” debt securities (including the notes offered herein) are expected to be among the unsecured unsubordinated obligations that would bear losses after our “senior non-preferred” debt instruments, including our non-structured senior debt securities issued before July 21, 2018.

On the other hand, there are liabilities with an even more senior rank, for example, covered deposits held by natural persons and micro, small and medium-sized enterprises. Therefore, you may lose some or all of your investment in the notes offered herein if insolvency proceedings are opened against us or a Resolution Measure becomes applicable to us.

•	THE NOTES CONTAIN LIMITED EVENTS OF DEFAULT, AND THE REMEDIES AVAILABLE THEREUNDER ARE LIMITED — As described in “Description of Debt Securities — Senior Debt Funding Securities — Events of Default” in the accompanying prospectus, the notes provide for no event of default other than the opening of insolvency proceedings against us by a German court having jurisdiction over us. In particular, the imposition of a Resolution Measure will not constitute an event of default with respect to the Indenture or the notes.

If an event of default occurs, holders of the notes have only limited enforcement remedies. If an event of default with respect to the notes occurs or is continuing, either the trustee or the holders of not less than 33 1⁄3% in aggregate principal amount of all outstanding debt securities issued under the Indenture, including the notes, voting as one class, may declare the principal amount of the notes and interest accrued thereon to be due and payable immediately. We may issue further series of debt securities under the Indenture and these would be included in that class of outstanding debt securities.

In particular, holders of the notes will have no right of acceleration in the case of a default in the payment of principal of, interest on, or other amounts owing under, the notes. If such a default occurs and is continuing with respect to the notes, the trustee and the holders of the notes could take legal action against us, but they may not accelerate the maturity of the notes. Moreover, if we fail to make any payment because of the imposition of a Resolution Measure, the trustee and the holders of the notes would not be permitted to take such action, and in such a case you may permanently lose the right to the affected amounts.

Holders will also have no rights of acceleration due to a default in the performance of any of our other covenants under the notes.

•	THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so or at a price advantageous to you. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market for the notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — The value of the notes prior to maturity will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the time remaining to the maturity of the notes;

o	trends relating to inflation;

o	interest rates and yields in the markets generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the markets generally;

o	supply and demand for the notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the notes, it is possible that their value may decline significantly due to the factors described above, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the notes to maturity to receive the repayment of principal.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Senior Debt Funding Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “notes” refers to our 1.686% Fixed Rate Senior Debt Funding Notes due March 19, 2026.

General

The notes are unsecured unsubordinated obligations of Deutsche Bank AG, ranking in priority to its senior non-preferred obligations that pay interest at a fixed rate equal to 1.686% per annum. The interest will be paid on a semi-annual basis in arrears on each Interest Payment Date, including the Maturity Date, based on an unadjusted 30/360 day count convention. The notes are our Senior Debt Funding Notes, Series E referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG New York Branch under an indenture among us, Delaware Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar. From time to time, we may create and issue additional notes with the same terms, so that the additional notes will be considered as part of the same issuance as the earlier notes.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality. The notes constitute our unsecured and unsubordinated obligations and will rank pari passu among themselves and pari passu with all of our other unsecured and unsubordinated obligations, subject, however, to statutory priorities conferred upon certain unsecured and unsubordinated obligations in the event of any Resolution Measures imposed on us or in the event of our dissolution, liquidation, insolvency or composition, or if other proceedings are opened for the avoidance of the insolvency of, or against, us; in accordance with Section 46f(5) of the German Banking Act (Kreditwesengesetz), the obligations under the notes will rank in priority to our senior non-preferred obligations under our debt instruments (Schuldtitel) within the meaning of Section 46f(6) sentence 1 of the German Banking Act (including the senior non-preferred obligations under any such debt instruments that we issued before July 21, 2018 and that are subject to Section 46f(9) of the German Banking Act) or any successor provision; this includes eligible liabilities within the meaning of Article 72b(2) of Regulation (EU) No 575/2013 of the European Parliament and of the Council, as amended, supplemented or replaced from time to time (the “CRR”) where point (d) of such Article does not apply. On the other hand, the notes will rank junior to obligations described in §46f(4) KWG, e.g. covered deposits held by natural persons and micro, small and medium-sized enterprises. For more information on resolution measures, see “Resolution Measures and Deemed Agreement” on page PS–2 of this pricing supplement.

The notes are intended to qualify as eligible liabilities instruments within the meaning of Articles 72a and 72b(2) CRR for the minimum requirement for own funds and eligible liabilities, as described and provided for in the bank regulatory capital provisions to which we are subject, including restrictions on the aggregate amount of similar instruments that we may use for such purposes, but do not constitute senior non-preferred debt instruments within the meaning of Section 46f(6) sentence 1 of the German Banking Act. Therefore, Article 72b(2) point (d) CRR applies.

The notes will be issued in minimum denominations of $150,000 and integral multiples of $1,000 in excess thereof. The principal amount (the “Principal Amount”) of the notes is $1,000 and the Issue Price of the notes is $1,000.00. The notes will be issued in registered form and represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

The specific terms of the notes are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Payments on the Notes

The “Maturity Date” will be March 19, 2026, unless that day is not a Business Day, in which case the Maturity Date will be the first following Business Day. On the Maturity Date, you will receive a cash payment, for each $1,000 Principal Amount of notes, of $1,000 plus any accrued but unpaid interest. If the scheduled Maturity Date is not a Business Day, the principal plus any accrued but unpaid interest will be paid on the first following day that is a Business Day with the full force and effect as if made on the scheduled Maturity Date, and no interest on such postponed payment will accrue during the period from and after the scheduled Maturity Date.

The notes will bear interest from the Settlement Date at a fixed rate equal to 1.686% per annum, payable on a semi-annual basis in arrears on March 19 and September 19 of each year (each, an “Interest Payment Date”), commencing on September 19, 2021 and ending on the Maturity Date, based on an unadjusted 30/360 day count convention. If any scheduled Interest Payment Date is not a Business Day, the interest will be paid on the first following day that is a Business Day. Notwithstanding the foregoing, such interest will be paid with the full force and effect as if made on such scheduled Interest Payment Date, and no adjustment will be made to the amount of interest to be paid.

The initial interest period will begin on, and include, March 19, 2021 and end on, but exclude, the first Interest Payment Date (September 19, 2021). Each subsequent interest period will begin on, and include, the Interest Payment Date for the preceding interest period and end on, but exclude, the next following Interest Payment Date. The final interest period will end on, but exclude, the Maturity Date.

We will irrevocably deposit with DTC no later than the opening of business on the applicable Interest Payment Date and the Maturity Date funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “Business Day” is any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York are authorized or obligated by law, regulation or executive order to close, (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or (iv) a day on which TARGET2 is not operating.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws) and subject to approval by the competent authority, we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. As the calculation agent, Deutsche Bank AG, London Branch will determine, among other things, the amount of interest payable in respect of your notes on each Interest Payment Date. Unless otherwise specified in this pricing supplement, all determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the date of this pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on each Interest Payment Date and at maturity on or prior to 11:00 a.m., New York City time, on the Business Day preceding each Interest Payment Date and the Maturity Date, as applicable.

All calculations with respect to the amount of interest payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per $1,000 Principal Amount of notes at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Principal Amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Senior Debt Funding Securities — Events of Default” in the accompanying prospectus is a description of the event of default relating to senior debt funding securities including the notes. The notes provide for no event of default other than the opening of insolvency proceedings against us by a German court having jurisdiction over us.

The Indenture provides that there is no right of acceleration in the case of a default in the payment of principal of, interest on, or other amounts owing under the notes or a default in the performance of any of our other covenants under the notes or the Indenture.

Payment Upon an Event of Default

If an event of default occurs and the maturity of the notes is accelerated, we will pay a default amount for each $1,000 Principal Amount of notes equal to $1,000 plus any accrued but unpaid interest to, but excluding, the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Senior Debt Funding Securities — Modification of the Senior Debt Funding Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the Indenture.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate Principal Amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.” The notes are offered on a global basis. Investors may elect to hold interests in the registered global notes held by DTC through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations that are participants in those systems. See “Series E Notes Offered on a Global Basis — Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

Governing Law

The notes will be governed by and construed in accordance with the laws of the State of New York, except as may be otherwise required by mandatory provisions of law.

Tax Considerations

You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation.” Although not free from doubt, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as fixed rate debt instruments that are issued without original issue discount.

If you purchase a note at a price that is greater or less than the issue price, you may be considered to have purchased the note with “amortizable bond premium” or “market discount,” respectively. See “United States Federal Income Taxation — Tax Consequences to U.S. Holders — Market Discount” and “United States Federal Income Taxation — Tax Consequences to U.S. Holders — Acquisition Premium and Amortizable Bond Premium,” as applicable, on page PS–30 of the accompanying prospectus supplement.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

If you are a non-U.S. holder, you will not be subject to U.S. federal income tax (including withholding tax), provided that you fulfill certain certification requirements and certain other conditions are met. See “United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders” on page PS–32 of the accompanying prospectus supplement.

As discussed in the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation – ‘FATCA’ Legislation,” it would be prudent to assume that an applicable withholding agent will treat payments in respect of the notes and gross proceeds from any taxable disposition of a note (including retirement) as subject to withholding under FATCA. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

USE OF PROCEEDS

Deutsche Bank AG has established a Green Financing Framework (the “Framework”). An amount corresponding to the net proceeds we receive from the sale of the notes will be used to finance or refinance Deutsche Bank AG’s Green Asset Pool (the “Green Asset Pool”), which is composed of loans to and investments in corporations, assets or projects that support the transition to a clean, energy efficient and environmentally sustainable global economy and are in line with the requirements of the Framework (“Eligible Green Assets”). The Framework is available on Deutsche Bank AG’s website and has received a “second party opinion” by an independent consultant. For the avoidance of doubt, neither the Framework nor the second party opinion is, or shall be deemed to be, incorporated into this pricing supplement or the accompanying prospectus supplement or prospectus.

Eligibility Criteria

In order to be eligible for inclusion in the Green Asset Pool, the loan or investment must fall in at least one of the sectors described below (“Eligible Sectors”). In case of general corporate loans, at least 90% of the turnover of the corporation needs to be attributable to Eligible Sectors and fulfil the respective requirements. Other Eligible Sectors might be added upon future updates of the Framework.

Renewable Energy

Loans or investments in corporations, assets or projects related to renewable energy projects, including, but not limited to, wind (onshore/offshore), solar (photovoltaic/concentrated solar power) and bio-mass.

Energy Efficiency

Loans or investments in corporations, assets or projects related to the development and implementation of products or technology that reduce the use of energy. Examples include, but are not limited to: energy efficient lighting (e.g. LEDs), energy storage (e.g. fuel cells), improvement in energy services (e.g. smart grid meters).

Green Building

Loans or investments in assets or projects related to the construction of new buildings, operation of existing buildings or renovation of existing buildings (with a minimum energy efficiency upgrade) in the commercial real estate sector. Buildings that are used for the purpose of fossil fuel extraction or manufacturing of fossil fuel activities are explicitly excluded.

Certain eligibility requirements under current version of the EU Taxonomy, a classification system establishing a list of environmentally sustainable economic activities, will be considered as well. In addition to the requirements specific to the Eligible Sectors, all loans originated by Deutsche Bank AG that are potentially eligible for inclusion in the Green Asset Pool are tested against the bank’s Environmental and Social Policy Framework (the “ES Policy Framework”). The ES Policy Framework evaluates potential environmental and social risks that could arise from transactions or interactions with clients, and with specific principles and guidelines that determine the best course of action.

Deutsche Bank AG explicitly excludes non-committed or non-performing exposures, as well as loans to businesses or projects that are involved in the following operations from being eligible for the Green Asset Pool: activities related to the exploration and production of fossil fuels, nuclear and nuclear related technologies, weapons, alcohol, tobacco, gambling, and adult entertainment, and deforestation and degradation of forests.

Process for Project Evaluation and Selection

To identify Eligible Green Assets that are in line with the Eligible Sectors and related criteria described under the heading “Eligibility Criteria” above, Deutsche Bank AG follows a three-step process:

1.	Green Asset Screening and Pre-Selection

For each of the Eligible Sectors, Deutsche Bank AG has put in place category-specific selection criteria that are used by the respective originating business areas to identify eligible items in their portfolio. The selection criteria are in accordance with conditions outlined under the heading “Eligibility Criteria” above and might be extended by the currently still evolving criteria around the do-no-significant-harm assessment as proposed through the EU taxonomy in the future.

2.	Internal Validation

Assets that are pre-selected through the respective originating business areas subsequently need to be validated by the Deutsche Bank Green Financing Forum (the “Forum”). The Forum acts to ensure compliance of pre-selected assets with the Framework and has full discretion to object to the inclusion of any asset, ultimately blocking them from being included in the Green Asset Pool in case of relevant concerns.

The Forum consists of selected representatives from Group Sustainability, Treasury and Origination/Front Office in Deutsche Bank AG and convenes in at least quarterly intervals to vote unanimously on the inclusion of newly added green assets, as well as potential adjustments to the Framework’s selection criteria. Potential future changes of the Framework’s selection criteria will not affect the treatment of Eligible Green Assets retroactively, i.e. Eligible Green Assets that went successfully through the pre-selection and validation steps will not be affected by ex-ante Framework changes and will remain in the Green Asset Pool. Ex-post removal (other than through maturity or sale of the asset) or substitution of assets from the Green Asset Pool is generally possible if new information concerning Eligible Green Assets emerge which warrant their removal from the Green Asset Pool. A process for such removal will also be overseen by the Forum, again requiring unanimous voting by its members before any actions are permitted.

3.	External Verification

A reputable verifier is mandated to evaluate on an annual basis the compliance of the Green Asset Pool with the requirements set by the Framework. Any issue regarding one or multiple green assets in the pool raised by the verifier in this process can lead to the ex-ante exclusion of the respective asset(s), following the exclusion process through the Green Financing Forum as described under the heading “Internal Validation” above.

Management of Proceeds

An amount corresponding to the net proceeds we receive from the sale of the notes will be used to finance Deutsche Bank AG’s Green Asset Pool. The Green Asset Pool is expected to grow in size over time as further sectors are added to the Framework.

Eligible Green Assets selected and validated by the Forum are documented in the Deutsche Bank Green Asset Inventory (the “Inventory”), which represents the technical mapping of the Green Asset Pool. The Inventory is populated based on information provided by all parties involved in the asset selection process. Flagging assets to be documented in the Inventory is a mere designation and does not imply any change in ownership, pledge or lien for benefit of third parties or change in assignment to legal entity, branch or division.

The Inventory is routinely monitored by Deutsche Bank’s Treasury unit to detect potential shortfalls. Should a shortfall occur, Treasury will direct, at its own discretion, the shortfall amount towards its liquidity portfolio, consisting of cash and/or cash equivalents, and/or other liquid marketable instruments.

Reporting

As long as the notes remain outstanding, Deutsche Bank AG intends to publish relevant information and documents regarding green financing activities related to the notes in a dedicated Green Financing Report, which will be made available on our website on an annual basis. The report will be split in two parts, (i) allocation reporting and (ii) impact reporting and, subject to feasibility and data availability, will focus on the information set forth below. Our failure to provide such reports or to provide reports containing less than all of the information outlined below will not constitute a breach of contract or an event of default under the notes or the Indenture.

Allocation Reporting

•	Confirmation that the use of proceeds of the notes are in alignment with the eligibility criteria set by the Framework

•	The share of proceeds used for financing or re-financing purposes

•	The amount of net proceeds allocated within each Eligible Sector, as well as the balance of net proceeds not yet allocated to Eligible Green Assets (if any)

•	Illustrative examples describing Eligible Green Assets to which net proceeds of the notes have been allocated, which are subject to confidentiality commitments.

Impact Reporting

•	Asset-specific results (where possible) and related environmental impact indicators (such as CO2 emissions avoided)

•	Asset category aggregated results and related environmental impact indicators (such as CO2 emissions avoided)

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and DBSI, as agent thereunder, and certain other agents that may be party to the Distribution Agreement from time to time (each, an “Agent,” and, collectively with DBSI, the “Agents”), each Agent participating in the offering of the notes has agreed to purchase, and we have agreed to sell, the Principal Amount of notes indicated opposite such Agent’s name in the following table.

Agents	Principal Amount of Notes

Deutsche Bank Securities Inc.

BBVA Securities Inc.

ING Financial Markets LLC

SG Americas Securities, LLC

TD Securities (USA) LLC

Academy Securities, Inc.

Bancroft Capital LLC

Capital Institutional Services, Inc.

CastleOak Securities, L.P.

Citigroup Global Markets Inc.

Commerz Markets LLC

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Nomura International plc

$632,000,000.00

$24,000,000.00

$24,000,000.00

$24,000,000.00

$24,000,000.00

$8,000,000.00

$8,000,000.00

$8,000,000.00

$8,000,000.00

$8,000,000.00

$8,000,000.00

$8,000,000.00

$8,000,000.00

$8,000,000.00

Total	$800,000,000.00

Notes sold by the Agents to the public will initially be offered at the Issue Price set forth on the cover of this pricing supplement. If all of the notes are not sold at the Issue Price, the Agents may change the offering price and the other selling terms.

The Agents will receive a selling concession in connection with the sale of the notes of 0.300% or $3.00 per $1,000 Principal Amount of notes. The Agents may also sell the notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Agents and/or the purchasers of the notes for whom they may act as agent, and such compensation received by such dealers will not be in excess of the selling concession the Agents receive from us. In connection with the sale of the notes, the Agents may receive commissions from the purchasers of the notes for whom they may act as agent. The Agents and any dealers that participate with the Agents in the distribution of the notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the notes by them may be deemed to be underwriting discounts or commissions.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the notes may be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the notes. Because DBSI is both our affiliate and a member of FINRA, the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, an Agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. Such Agent must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if an Agent is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agents may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or slow a decline in the market price of the notes. The Agents are not required to engage in these activities and may end any of these activities at any time.

No action has been or will be taken by us, the Agents or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the notes will represent and agree, that if any notes are to be offered outside the United States, it will not offer or sell any such notes in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer unless such consent, approval or permission has been previously obtained and such Agent will obtain any consent, approval or permission required by it for the subscription, offer, sale or delivery of the notes, or the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.

Prohibition of Sales To EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA be unlawful under the PRIIPs Regulation.

Prohibition of Sales to UK Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (“FSMA”), and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

MiFID II Product Governance/Professional Investors and ECPs-only Target Market

The target market for the notes is eligible counterparties and professional clients, each as defined in MiFID II (all distribution channels, with appropriateness check) having (1) at least informed knowledge and/or experience with financial products, (2) a long-term investment horizon, (3) general capital formation/asset optimization as their investment objective, (4) no or only minor investment loss bearing capacity and (5) a medium risk tolerance.

UK MIFIR product governance/Professional Investors and ECPs-only Target Market

The target market for the notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 ("UK MiFIR") (all distribution channels, with appropriateness check) having (1) at least informed knowledge and/or experience with financial products, (2) a long-term investment horizon, (3) general capital formation/asset optimization as their investment objective, (4) no or only minor investment loss bearing capacity and (5) a medium risk tolerance.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which is expected to be a day that is greater than two business days following the Trade Date. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated March 1, 2021, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the notes by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 1, 2021, which has been filed by the Issuer as an exhibit to a Current Report on Form 6-K dated as of March 1, 2021.